Exhibit 10.1

Summary of the Salaries
for the Named Executive Officers
of Brown Shoe Company, Inc.

	Base Salary (1) (2) (3)
Name and Title of Executive Officer	2005	2004
Ronald A. Fromm Chairman of the Board and Chief Executive Officer	$825,000	$825,000
Diane M. Sullivan President	650,000	650,000
Joseph W. Wood President, Famous Footwear	506,000	500,000
Gary M. Rich President, Brown Shoe Wholesale	484,000	472,000
David H. Schwartz Chief Administrative Officer and President, Brown Shoe International	472,000	472,000
Andrew M. Rosen Chief Financial Officer	n/a (4)	425,000

(1)	The named executive officers were determined by reference to the Company’s Proxy Statement, dated April 13, 2004.

(2)
In March of each year, the Compensation Committee meets to determine whether, based on market data, the performance of each executive officer and the performance of the Company during the preceding fiscal year, base salaries for the named executive officers should be increased. Additionally, base salaries for the named executive officers will generally increase concurrent with an officer’s promotion or an increase in an officer’s responsibilities, as may be determined by the Compensation Committee from time to time.

(3)
In addition to the base salary listed above, certain of the executive officers listed may receive perquisites, including personal use of the corporate aircraft, financial and tax planning services, executive disability, executive physicals and club dues. In addition, the executive officers listed are eligible to participate in the Company’s 401(k) plan under which the Company matches 75% of the participant’s first 2% of deferred compensation and 50% of the next 4% of deferred compensation. In fiscal 2004, each named officer, except Ms. Sullivan, received the maximum matching contribution of $7,175. In fiscal 2004, Ms. Sullivan received $4,375 in matching contributions.

(4)	Mr. Rosen will not be named in the Summary Compensation Table of the Company’s 2005 Proxy Statement and, as a result, Mr. Rosen’s compensation for fiscal 2005 has not been included.